Exhibit 4.17
AMENDMENT TO WARRANT
This Amendment to Warrant (this “Amendment”) is dated as of [•] by and between [•] (“Holder”) and GRI Bio, Inc. (“Company”).
Recitals
WHEREAS, Company issued to Holder that certain Warrant No. [•], dated as of [•], 2020, granting Holder the right to purchase [•] shares of common stock, $0.01 par value per share, of the Company (“Shares”) at an exercise price per Share of $1.30 (the “Warrant”).
WHEREAS, pursuant to Section 11 of the Warrant, any term of the Warrant may be amended and waived with the written consent of the Company and the Holder.
WHEREAS, Company and Holder wish to amend the Warrant as set forth herein.
NOW, THEREFORE, Company and Holder agree to amend the Warrant as follows:
1. Section 1(a) (Acceleration Event) is deleted.
2. Section 1(b) (Exercise Period) is amended and restated to read in its entirety as follows:
“Exercise Period” shall mean the period commencing on [•], 2020 and ending three (3) years later. The Company shall give the Holder written notice of the expiration of the Exercise Period not less than 30 days but not more than 90 days prior to the end of the Exercise Period.
3. Section 2.2 (Automatic Net Exercise) is deleted.
4. Except as amended hereby, the Warrant remains in full force and effect. Sections 11 (Amendment), 12 (Notices, Etc.), 13 (Acceptance), 14 (Governing Law), 15 (No Impairment), and 16 (Severability) of the Warrant are incorporated herein and shall apply to this Agreement mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

GRI BIO, INC.		[•]

By:		By:
	W. Marc Hertz		Name:
	Chief Executive Officer		Title: